NEWS RELEASE

Industrial Services of America, Inc. reports record second quarter 2008 results

-         Second quarter net income doubles to $1.7 million ($0.46 per share)

-         Non-ferrous shipment volumes up 67%; Ferrous up 32%

-         Company reports 21st consecutive profitable quarter

LOUISVILLE, Ky. (August 4, 2008) -- Industrial Services of America, Inc. (NASDAQ: IDSA), a company that buys, processes and markets recyclable commodities and offers programs and equipment to help businesses manage wastes, today reported higher revenues and earnings for the second quarter and six months ending June 30, 2008.

For the second quarter of fiscal 2008

-         Total revenues increased 77% to $34.5 million, compared with $19.5 million in the similar 2007 period.

-         Earnings before interest, taxes, depreciation and amortization (EBITDA) were $3.5 million, compared with EBITDA of $1.9 million for the 2007 quarter. (See attached reconciliation.)

-         Net income grew 102 percent to $1,662,632 (basic and diluted earnings of $0.46 per share), a second quarter record.  That compares with net income of $821,299 (basic and diluted earnings of $0.22 per share) in the second quarter of 2007.  Basic and diluted shares outstanding were 3,596,368 in the second quarter of 2008 and 3,640,899 in 2007.

"ISA is benefitting not only from the higher price of commodities, but we are also successfully maximizing the utilization of current assets while we invest in expanding our processing and shipping capacities," said Brian Donaghy, ISA President and Chief Operating Officer. "This is evident from our second quarter performance, as shipments were up 67% and 32% for non-ferrous and ferrous materials from the same period a year ago."

Chairman and CEO Harry Kletter added, "Demand for commodities remains strong and these trends continue to benefit ISA and the recycling industry."

Revenues from product sales increased 92 percent in the second quarter, while management services revenue increased 10 percent to $4.0 million. Higher second quarter 2008 selling, general and administrative expenses reflected the inclusion of operating costs associated with Industrial Logistics Services, which was acquired in August 2007, as well as higher fuel costs.

The Company took advantage of pricing and demand trends near the end of the quarter to ship additional product, allowing it to exceed its June 23 earnings projection of $0.42 to $0.44 per share for the quarter.

For the first six months of fiscal 2008

-         Total revenues increased 62% to $60.6 million, compared with $37.4 million in the first half of 2007.

-         Earnings before interest, taxes, depreciation and amortization (EBITDA) were $5.9 million, compared with EBITDA of $3.7 million for the 2007 period. (See attached reconciliation.)

-         Net income increased 70 percent to $2,749,183 (basic and diluted earnings of $0.76 per share), compared with net income of $1,614,379 (basic and diluted earnings of $0.44 per share) in the first six months of 2007.  Basic and diluted shares outstanding were 3,607,120 in 2008 and 3,640,899 in 2007.

For the first six months of 2008, product revenues rose 73% to $51.7 million, while service revenues increased 19% to $8.9 million. Ferrous shipments were 17 percent higher while non-ferrous shipments expanded by 58 percent.

Outlook

"The Company's performance during the first month of the third quarter has continued at roughly the same pace as the second quarter," said Donaghy.  "We see positive trends for commodities over the long-term, but demand and pricing can remain volatile, as we've witnessed."

For the longer term, ISA is investing in a project that is expected to substantially increase its throughput capacity and expand its processing capabilities, Donaghy said.

"We are committed to improving our production methods and efficiencies as is evident in our recent ground breaking for a $10 million investment in a state-of-the-art shredding and non- ferrous recovery system," he said. "This investment will allow us to increase production, provide lower production costs and open the door to many new markets. It is important to recognize the continuous commitment by our management and ISA employees toward achieving our goals."

The Company's 2008 Form 10-Q filing is available for review at the Securities and Exchange Commission web site, http://www.sec.gov/edgar/searchedgar/companysearch.html.

About ISA

Headquartered in Louisville, Kentucky, Industrial Services of America, Inc., is a publicly traded company whose core business is buying, processing and marketing scrap metals and recyclable materials for domestic users and export markets.  Additionally, the company offers commercial, industrial and business customers a variety of programs and equipment to efficiently manage waste. More information about ISA is available at www.isa-inc.com.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results.  Specific risks include varying demand for waste managing systems, equipment and services, competitive pressures in the waste managing systems and equipment, competitive pressures in the waste managing business, loss of customers and fluctuations in the price of recycled materials. Further information on factors that could affect the Company's results is detailed in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.

Key words: recycling, scrap, ferrous, non-ferrous materials, waste management, international markets, global markets.

FINANCIAL RESULTS AND

SUPPLEMENTAL FINANCIAL INFORMATION

FOLLOW

INDUSTRIAL SERVICES OF AMERICA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

THREE MONTHS ENDED JUNE 30, 2008 AND 2007

(UNAUDITED)

	2008	2007

Revenue from services	$ 4,011,256	$ 3,648,276
Revenue from product sales	30,499,829	15,879,820
Total Revenue	34,511,085	19,528,096

Cost of goods sold for services	3,616,674	3,405,183
Cost of goods sold for product sales	24,598,437	13,174,595
Reduction of cost of goods sold	-	(107,266)
Total Cost of goods sold	28,215,111	16,472,512

Selling, general and administrative expense	3,481,812	1,649,201

Income before other income (expense)	2,814,162	1,406,383

Other income (expense)
Interest expense	(135,003)	(71,395)
Interest income	20,563	32,791
Gain/(loss) on sale of assets	21,623	(5,613)
Other income	127,369	305
	34,552	(43,912)

Income before income taxes	2,848,714	1,362,471

Income tax provision	1,186,082	541,172

Net income	$ 1,662,632	$ 821,299

Basic earnings per share	$ 0.46	$ 0.22

Diluted earnings per share	$ 0.46	$ 0.22

Weighted shares outstanding:
Basic	3,596,368	3,640,899

Diluted	3,596,368	3,640,899

INDUSTRIAL SERVICES OF AMERICA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 2008 AND 2007

(UNAUDITED)

	2008	2007

Revenue from services	$ 8,883,798	$ 7,492,503
Revenue from product sales	51,710,682	29,940,342
Total Revenue	60,594,480	37,432,845

Cost of goods sold for services	8,243,037	6,927,882
Cost of goods sold for product sales	42,360,969	24,928,942
Reduction of cost of goods sold	-	(142,544)
Total Cost of goods sold	50,604,006	31,714,280

Selling, general and administrative expense	5,291,417	3,013,208

Income before other income (expense)	4,699,057	2,705,357

Other income (expense)
Interest expense	(228,569)	(113,852)
Interest income	43,997	61,764
Gain/(loss) on sale of assets	16,481	(11,388)
Other income	128,666	22,358
	(39,425)	(41,118)

Income before income taxes	4,659,632	2,664,239

Income tax provision	1,910,449	1,049,860

Net income	$ 2,749,183	$ 1,614,379

Basic earnings per share	$ 0.76	$ 0.44

Diluted earnings per share	$ 0.76	$ 0.44

Weighted shares outstanding:
Basic	3,607,120	3,640,899

Diluted	3,607,120	3,640,899

INDUSTRIAL SERVICES OF AMERICA, INC.

SUPPLEMENTAL FINANCIAL INFORMATION

Reconciliation of EBITDA (1):

	Three months ending June 30,		Six Months ending June 30,
	2008	2007	2008	2007
Net Income	1,662,632	821,299	2,749,183	1,614,379
Interest expense	135,003	71,395	228,569	113,852
Income taxes	1,186,082	541,172	1,910,449	1,049,860
Depreciation	521,664	460,146	1,041,000	916,643
Amortization	-	-	-	-
EBITDA (1)	3,505,381	1,894,012	5,929,201	3,694,734

(1)   EBITDA is calculated by the Company as net income before interest expense, income tax expense, depreciation and amortization. The Company uses EBITDA as a key performance measure of results of operations for purposes of evaluating performance internally. This non-GAAP measurement is not intended to replace the presentation of our financial results in accordance with GAAP.  Rather, we believe the EBITDA calculation provides additional information to investors and debt holders due to the fact that tax credits, tax rates and other tax related items vary by company.  Additionally, years of service for fixed assets and amortizable assets are based on company judgment.  Finally, companies have several ways of raising capital which can affect interest expense.  We believe the presentation of EBITDA provides a meaningful measure of performance exclusive of these unique items.

Contact Information: Industrial Services of America, Inc., Louisville Harry Kletter or Alan Schroering, 502-366-3452;  hklet@isa-inc.com or aschroering@isa-inc.com. Website: http://www.isa-inc.com/